Exhibit 5.9

CONSENT OF MOHAMMAD ALI HOOSHIAR FARD

The undersigned hereby consents to the use of the undersigned’s name and information derived from the Technical Report titled “Eskay Creek Project NI 43-101 Technical Report and Feasibility Study Report British Columbia, Canada” dated September 14, 2022, which is included in, or incorporated by reference into, the Registration Statement on Form F-10, being filed with the United States Securities and Exchange Commission and any amendments and exhibits thereto, of Skeena Resources Limited.

/s/ Mohammad Ali Hooshiar Fard
Name: Mohammad Ali Hooshiar Fard, P.Eng.
Title: Geotechnical Engineer Ausenco Engineering Canada Inc.
Date: January 31, 2023